Exhibit 21.01
Subsidiaries of Move, Inc.

State or Jurisdiction
of Incorporation or
Full Name of Entity	Other Legal Names	Legal Status of Entity	Organization
3041776 Nova Scotia Company	None	Nova Scotia, Canada ULL corporation	Nova Scotia

HomeBuilder.com (Delaware), Inc.	None	Corporation	Delaware

Homestore Europe Corporation	None	British Virgin Islands Co.	British Virgin Islands

Homestore International Limited (BVI)	None	British Virgin Islands Co.	British Virgin Islands

Move Sales, Inc.	Move Sales, Inc. dba Move — Los Angeles / Ventura County — Minnesota	Corporation	Delaware

Move Sales, Inc. dba Rentnet — Los Angeles County, CA

Move Sales, Inc. dba Homestore.com — Los Angeles County, CA

Move Sales, Inc. dba Homestore Apartments and Rentals — Los Angeles County, CA

Moving.com, Inc.	None	Corporation	Delaware

Immoclick Online S.A.	None	Spanish Company	Spain

National New Homes Co., Inc.	None	Corporation	Delaware

RealSelect, Inc.	RealSelect, Inc., dba REALTOR.com® — Los Angeles County, CA	Corporation	Delaware

The Enterprise of America, Ltd.	None	Corporation	Wisconsin

Homestore, Inc.	None	Corporation	Delaware

Top Producer Systems Company	None	Nova Scotia, Canada ULL corporation	Nova Scotia

TouchTech Corporation	None	Ontario, Canada corporation	Ontario

VT Canada Inc.	None	Corporation	Ontario, Canada

Welcome Wagon International Inc.	None	Corporation	New York